Exhibit 99.1

AITX and RAD to Host Investor Open House and Technology Reveal

Event Will Showcase Solutions from AITX Subsidiaries RAD, RAD-M and RAD-G

Detroit, Michigan, December 5, 2022 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), along with its wholly owned subsidiary, Robotic Assistance Devices Inc. (RAD), will be hosting an Investor Open House and Technology Reveal Wednesday December 7, 2022, at 4:30pm Eastern Time. The event will be held at the Company’s manufacturing facility, the ‘REX’, located in Ferndale, Michigan.

Registration for in-person attendance is currently closed. Any attendee that has not pre-registered or is not with a registered guest will be turned away at the door. Those unable to attend the event in person are asked to view the livestream at 4:30pm ET on AITX’s YouTube channel www.youtube.com/aitxrad (or thereafter at any time).

“This event is going to reveal new technology, demonstrate enhancements to existing solutions and lay out a path – with examples from RAD users – for tangible and deployable #proptech solutions,” said Steve Reinharz, CEO of AITX. “The event is the cumulation and exposition of our team’s hard work, of listening to dealers and end users and of focusing on a vision that we believe will be the norm in the near future.”

Security directors and Chief Security Officers, facility managers, logistics directors are encouraged to watch and see how RAD solutions are saving similar clients’ money while improving performance.

The Company confirmed that the event will include updates on existing RAD solutions including ROSA 3.1, AVA 3.1, and RIO, plus a live demonstration of RAD’s award-winning Firearm Detection AI analytic. Also scheduled is the introduction of ROSS (RAD Operations System Software). ROSS connects previously deployed IP-based security cameras to the RAD network of applications and AI-based analytics.

The main event planned for the Open House and Technology Reveal will be the public introduction of RADDOG™, RAD’s quadruped robot dog, developed specifically for the security services, logistics, utilities, and property management industries. RADDOG integrates RAD-G’s RADPack plus the entire RAD ecosystem of connectivity.

“We will be joined onstage by a few of our dealers, big and small,” said Mark Folmer, CPP, FSyI, President of RAD. “The security industry is experiencing a rapid transformation, moving from a reliance on costly and hard to manage manpower to automation and robotics. We’re excited to be able to hear directly from the dealer channel on how RAD is at the forefront of this inevitable evolution.”

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide a cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers this tremendous costs savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E the Securities Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this news release other than statements of historical fact are “forward-looking statements” that are based on current expectations and assumptions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the statements, including, but not limited to, the following: the ability of Artificial Intelligence Technology Solutions to provide for its obligations, to provide working capital needs from operating revenues, to obtain additional financing needed for any future acquisitions, to meet competitive challenges and technological changes, to meet business and financial goals including projections and forecasts, and other risks. No information contained in this news release should be construed as any indication whatsoever of the Company’s future stock price, revenues, or results of operations. Additionally, any industry data provided herein is of no predictive value regarding the future sale of the Company’s products. Artificial Intelligence Technology Solutions undertakes no duty to update any forward-looking statement(s) and/or to confirm the statement(s) to actual results or changes in Artificial Intelligence Technology Solutions expectations.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staffs and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, stevereinharz.com, www.radsecurity.com, radgroup.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

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Steve Reinharz

949-636-7060

@SteveReinharz